EXHIBIT 5.1

July 31, 2015

AV Homes, Inc.

8601 N. Scottsdale Rd., Suite 225

Scottsdale, Arizona 85253

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 772,405 shares of Common Stock, $1.00 par value, of AV Homes, Inc. (the “Company”) offered to employees, consultants, advisors and independent contractors of the Company or any subsidiary of the Company, as well as non-employee directors of the Company, pursuant to the AV Homes, Inc. 2015 Incentive Compensation Plan (the “Plan”).

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 772,405 shares of Common Stock to be offered to employees, consultants, advisors and independent contractors of the Company or any subsidiary of the Company, as well as non-employee directors of the Company, under the Plan, will, when paid for and issued pursuant to the terms of the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to the aforementioned shares of Common Stock under the Securities Act of 1933.

Very truly yours, /s/ S. Gary Shullaw
S. Gary Shullaw Executive Vice President, General Counsel and Corporate Secretary